Exhibit 1.1

Sunrise Securities Corp.
600 Lexington Avenue
New York, NY  10022

July 14, 2014

United States Antimony Corporation (the “Company”)
P.O. Box 643
Thompson Falls, Montana 59873

Ladies and Gentlemen:

This letter confirms the retention of Sunrise Securities Corp. (“Sunrise”) to act as sole investment banker to the Company in connection with a possible public or private placement of debt, equity-linked or equity securities or other interests of, or other publicly or privately placed, issued or arranged financing for, the Company or any affiliate thereof (a “Financing”).  By signing this letter, Sunrise hereby accepts our appointment as the Company’s sole investment banker under the terms hereof.

We will act with respect to the foregoing, subject to the following conditions:

1.
We will assist you as necessary and requested to analyze the business and financial condition of the Company, to formulate strategy and structural alternatives, and in connection with negotiations and the consummation of a Financing.

2.
In connection with Sunrise’s activities on the Company’s behalf, the Company will furnish Sunrise with all information and data concerning the Company and the Financing (the “Information”) which Sunrise deems appropriate and will provide Sunrise and any prospective financing provider with reasonable access to the Company’s officers, directors, employees, independent accountants and legal counsel.  The Company represents and warrants that all Information (other than projections) made available to Sunrise or any prospective financing provider by the Company will, at all times during the period of the engagement of Sunrise hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  The Company further represents and warrants that any projections provided by it to Sunrise or any prospective financing provider will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges and agrees that, in rendering its services hereunder, Sunrise will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Sunrise) without independent verification thereof by Sunrise or independent appraisal by Sunrise of any of the Company’s assets or liabilities.

The Company agrees that the agreements providing for any Financing will contain representations of each financing provider (i) that such financing provider has carefully reviewed any disclosure documents used in the Financing, has been furnished with all materials that it considers relevant to the Financing, and has had a full opportunity to ask questions of the Company concerning the terms and conditions of the Financing, (ii) that no statement or written material contrary to the disclosure documents has been made or given to the financing provider by or on behalf of the Company and (iii) that the financing provider is not relying upon, and has not relied upon, any statement, representation or warranty made by any entity or person, including, without limitation, Sunrise, except for the statements, representations and warranties made by the Company and contained in the Financing agreement.  In addition, any representations, warranties or agreements made or given in the Financing by the Company to any financing provider and by any financing provider to the Company shall also extend to and for the benefit of Sunrise as investment banker.

3.	In consideration of our services, you agree to pay us the following fees:

(a)
a cash fee, payable upon each closing of a Financing (including any closing as a result of an exercise of any option or commitment to purchase additional securities, which were issued in connection with a Financing), equal to 6% of the aggregate gross proceeds received by the Company in such Financing.

4.
Regardless of whether any Financing or this engagement is completed, the Company agrees to reimburse us periodically, upon request, for all of our reasonable expenses incurred in connection with this engagement.  Generally these expenses include travel costs, document production and other expenses of this type, and will also include the fees of outside counsel and other professional advisors, provided that any fees of outside counsel and other professional advisors and any fees above $1,000 shall be pre-approved in writing by the Company.  All payments to be made by the Company pursuant to this agreement shall be made in cash promptly after receipt of invoice therefor.

5.	No fee payable to any third party, by the Company or any other person or entity in connection with the subject matter of this engagement, shall reduce or otherwise affect any fee payable hereunder.

6.
This agreement does not constitute a commitment or undertaking on the part of Sunrise to provide or underwrite any part of any Financing and does not constitute any representation, warranty or agreement that any Financing will be available.

7.
In connection with an engagement such as this, it is Sunrise’s policy to receive indemnification.  The provisions with respect to the indemnification of Sunrise and the other matters set forth in Annex A are incorporated by reference into this letter agreement.

8.
We may terminate our engagement hereunder at any time upon written notice to the Company.  Our engagement hereunder may be terminated by the Company upon written notice to us at any time commencing nine (9) months from the date hereof upon 60 days written notice to us, without liability or continuing obligation to us, except that, following such termination of this agreement, we shall remain entitled to any fees accrued pursuant to paragraph 3 but not yet paid prior to such termination and to reimbursement of expenses incurred prior to such termination as contemplated by paragraph 4 hereof.

9.
Any financial advice, written or oral, rendered by us pursuant to our engagement hereunder is intended solely for the benefit and use of senior management and the Board of Directors of the Company (in their capacities as such) in considering the matters to which our engagement relates.  The Company agrees that, notwithstanding any termination or expiration of our engagement, such advice and the terms of our engagement hereunder may not be disclosed publicly or made available to third parties without the prior written consent of Sunrise.  Notwithstanding the foregoing, nothing herein shall prohibit the Company from disclosing to any and all persons the tax treatment and tax structure of any Financing and the portions of any materials that relate to such tax treatment or tax structure.  Sunrise will not be responsible for and will not be deemed to have provided any tax, accounting, actuarial, legal or other specialist advice.

10.	The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company, Sunrise and any other person entitled to indemnity under the Indemnification Letter.

11.
Sunrise has been retained under this agreement as an independent contractor to the Company, and nothing herein is intended to confer any rights or remedies as against Sunrise upon any person (including the management, Board of Directors and securityholders of the Company) other than the Company.  In addition, it is understood and agreed that this agreement and our engagement do not create a fiduciary relationship between Sunrise and any person, including the Company, its management, its Board of Directors and its securityholders.

12.
Upon completion of any transaction pursuant to this engagement letter, Sunrise may, at its option and expense and with prior approval from the Company, such approval not to be unreasonably withheld, place an announcement in such print and/or electronic publication media as it may choose (including website posting), stating that it has acted as the sole placement agent in the Financing, provided that the form and content of any such announcements are not reasonably likely, in Sunrises’ good faith estimation, to cause material harm to the Company’s reputation, or cause loss of the private placement status of the offering and also that Sunrise has not been notified in writing in advance that such announcements are prohibited by a confidentiality or non-disclosure agreement between the Company and any other person.  If requested by Sunrise, the Company will include a reference to Sunrise as its sole placement agent in the Financing in any press release or public announcement with respect to the Financing.

13.
All communications hereunder shall be in writing and shall be mailed or delivered to (a) the Company at the address listed on the first page hereof, Attention: __________ and (b) Sunrise, at its offices at 600 Lexington Avenue, New York, NY  10022, Attention: Marcia Kucher.

14.
This agreement and any claim related directly or indirectly to this agreement (including any claim concerning advice provided pursuant to our engagement hereunder) shall be governed and construed in accordance with the laws of the State of New York (without giving regard to the conflicts of law provisions thereof).

Any disputes between the parties relating to the terms of this agreement, or any breach thereof, shall be submitted to binding arbitration in New York, New York in accordance with the rules of the American Arbitration Association.  In the event that either party desires to arbitrate any such dispute, such party shall so notify the other party and the parties shall endeavor, for a period of thirty (30) days, to resolve such dispute without arbitration.  In the event that the parties cannot resolve the dispute within such 30-day period, then within ten (10) days thereafter, the parties shall jointly designate any arbitrator to hear the dispute, or, if the parties are unable to jointly select an arbitrator, an arbitrator shall be chosen by the President of the American Arbitration Association from lists of candidates provided by each of the parties.  The decision of the arbitrator shall be binding upon the parties.

The Company waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this agreement or the engagement of Sunrise pursuant to, or the performance by Sunrise of the services contemplated by, this agreement.

15.
This agreement (including the indemnification provisions) constitute the entire agreement between the Company and us with respect to the matters set forth herein and supersede all prior and contemporaneous discussions, agreements and understandings with respect to the matters covered herein and therein.  No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound thereby.

If the foregoing correctly sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

SUNRISE SECURITIES CORP.

By /s/ Nathan Lowe
Name:  Nathan Low
Title: President

AGREED TO AND ACCEPTED
as of the date first above written:

United States Antimony Corporation

By /s/ John C. Lawrence
Name: John C. Lawrence
Title: President and CEO

ANNEX A

Indemnification Agreement

In connection with the engagement of Sunrise Securities Corp. (“Sunrise”) in connection with this engagement letter, as such engagement letter may be amended from time to time (the “Letter Agreement”), the Company (the “Indemnitor”) hereby agrees to the following indemnity provisions.

1.           The Indemnitor agrees to indemnify and hold harmless Sunrise and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all pending or threatened actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Sunrise’s acting for the Indemnitor, including, without limitation, any act or omission by Sunrise in connection with its acceptance of or the performance or non-performance of its obligations under the Letter Agreement, any breach by the Indemnitor of any representation, warranty, covenant or agreement contained in the Letter Agreement (or in any instrument, document or agreement relating thereto), or the enforcement by Sunrise of its rights under the Letter Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

2.           These indemnification provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  Sunrise, its present and former affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Indemnitor may otherwise have to any Indemnified Party.

3.           If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Indemnitor with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Indemnitor shall not relieve the Indemnitor from their respective obligations hereunder.  An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Indemnitor.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnitor and any counsel designated by the Indemnitor, as applicable.  The Indemnitor shall be liable for any settlement of any claim against any Indemnified Party made with the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).  The Indemnitor shall not, without the prior written consent of Sunrise, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (a) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (b) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

4.           In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnitor shall contribute to the Losses to which any Indemnified Party may be subject (a) in accordance with the relative benefits received by the Indemnitor and its respective stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (b) if (and only if) the allocation provided in clause (a) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Indemnitor, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Indemnitor and its respective stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Letter Agreement relates relative to the amount of fees actually received by Sunrise in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Sunrise pursuant to the Letter Agreement.

5.           Neither termination nor completion of the engagement of Sunrise referred to above shall affect these indemnification provisions which shall remain operative and in full force and effect and shall be in additional to any liability that the Indemnitor might otherwise have to any Indemnified Party under the Letter Agreement or otherwise.  The indemnification provisions shall be binding upon the Indemnitor and its respective successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.